Exhibit 99.1

Aileron Therapeutics Announces Pricing of $26M Private Placement

WATERTOWN, Mass., March 29, 2019 (GLOBE NEWSWIRE) — Aileron Therapeutics (NASDAQ: ALRN), the clinical-stage leader in the field of stabilized cell-permeating peptides to treat cancer and other diseases, announced today that it has entered into a securities purchase agreement with a group of institutional accredited investors for the private placement of $26 million of Aileron common stock and warrants. The private placement is expected to close on or about April 2, 2019 subject to the satisfaction of customary closing conditions.

The private placement was led by Satter Medical Technology Partners, L.P. with significant additional participation from Jennison Associates (on behalf of certain clients) and an undisclosed institutional investor, in addition to other new and existing investors.

The Company is selling in the private placement 11,838,582 units, consisting of 11,838,582 shares of common stock and associated warrants to purchase 11,838,582 shares of common stock, for a combined price of $2.01 per unit. In addition, the Company is also selling in the private placement 1,096,741 units, consisting of pre-funded warrants to purchase 1,096,741 shares of common stock and associated warrants to purchase 1,096,741 shares of common stock, for a combined price of $2.01 per unit.

William Blair & Company, L.L.C. will act as sole placement agent in connection with the financing.

Aileron expects to receive aggregate gross proceeds of approximately $26 million, before deducting placement agent fees and offering expenses, and excluding the exercise of any warrants. Aileron expects to use the net proceeds from the financing to fund the further advancement of its ALRN-6924 clinical trials and research programs, including its ongoing clinical trial collaboration with Pfizer testing ALRN-6924 in combination with palbociclib in MDM2-amplified cancers and its planned Phase 1b/2 clinical trial to evaluate ALRN-6924 as a myelopreservative agent, to protect against chemotherapy-induced toxicity. This use of proceeds reflects Aileron’s determination to cease enrollment and clinical development in AML/MDS in light of the Company’s resources and its assessment of the commercial opportunities, as well as the changed competitive landscape where seven drugs were approved for AML in the United States in the last two years.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Aileron has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Aileron

Aileron is a clinical-stage biopharmaceutical company advancing a proprietary platform of cell-permeating alpha-helical peptides that address the most important intracellular targets in oncology and other therapeutic areas. Its most advanced product candidate, ALRN-6924, is a first-in-class, clinical-stage, stabilized cell-permeating alpha-helical peptide that mimics the p53 tumor suppressor protein to disrupt its interactions with MDM2 and MDMX and, for p53 wild-type tumors, can restore p53-dependent tumor suppression. ALRN-6924 is currently being evaluated in multiple clinical trials for the treatment of various cancers, including MDM2-amplified cancers.

Forward-Looking Statements

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, including statements about the expected closing of the private placement, Aileron’s financial prospects, anticipated use of proceeds, and future operations and sufficiency of funds for future operations, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s strategy, financing, and clinical development plans. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the conditions for the closing of the private placement will be satisfied; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether the Company will be able to enter into additional collaborations; and other factors discussed in the “Risk Factors” section of Aileron’s annual report on Form 10-K for the period ended December 31, 2018, filed on March 29, 2019, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.